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                                                                   EXHIBIT 12(a)


                             UNION ELECTRIC COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                                                  YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------------------------------------
                                           1990            1991           1992            1993           1994
                                         --------        --------       --------        --------       --------

                                                            (Thousands of Dollars Except Ratios)

Net Income for the Period . . . . . . .  $294,219        $321,512       $302,748        $297,160      $320,757
                                         --------        --------       --------        --------      --------

Add:
Taxes Based on Income . . . . . . . . .   191,532         218,954        197,009         182,716       203,827
                                        ---------       ---------      ---------       ---------      --------

Fixed Charges:
   Interest on Debt . . . . . . . . . .   183,215         163,061        125,798         124,430       135,608  (*)
   Amortization of Premium
      and Discount, Less
      Expense, on Debt; and
      Bond Defeasance Cost  . . . . . .     4,369           4,148          9,521           5,170         5,504
   Rentals (See Note) . . . . . . . . .     1,114           1,171            908           1,314         1,299
                                        ---------       ---------      ---------       ---------      ---------

           Total Fixed Charges . . . .    188,698         168,380        136,227         130,914       142,411
                                         --------        --------       --------        --------       --------

Earnings Available for Fixed
  Charges . . . . . . . . . . . . . . .  $674,449        $708,846       $635,984        $610,790      $666,995
                                         ========        ========       ========        ========      ========

Ratio of Earnings to Fixed
  Charges . . . . . . . . . . . . . . .      3.57            4.21           4.66            4.66          4.68
                                         ========        ========       ========        ========      ========



(*) Total annual interest charges on all bonds for the twelve months ended December 31, 1994 was $112,340,000.
Note:  Represents the interest factor applicable to rentals.